Execution Version

FOXTAIL HOLLOW, LLC
a Minnesota limited liability company
AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is made effective as of January 23, 2024 (the "Effective Date") and entered into by and among each of the undersigned (collectively, the "Members") each of whom is a member of Foxtail Hollow, LLC, a Minnesota limited liability company (the "Company").
RECITALS
A. As of the Effective Date, the Members own the Membership Interests set forth opposite their names on the Schedule of Members attached to this Agreement as Schedule A.
B. The Members desire to amend and restate the existing Operating Agreement of the Company, in its entirety, as stated in this Agreement.
C. Each Member shall be bound by and subject to this Agreement, and shall be deemed to have represented and warranted to the Company and the other Members that such Member (i) is familiar with the business plan of the Company; and (ii) has reviewed this Agreement and has had the opportunity to consult with the Member's legal, tax, and financial advisors regarding this Agreement.
NOW, THEREFORE, in consideration of the agreements and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Members agree as follows:
AGREEMENT
ARTICLE I DEFINITIONS
The terms defined in this Article I (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings:
"Act" means the Minnesota revised Uniform Limited Liability Company Act, Minnesota Statutes sections 322C.0101 through 322C.1205, as amended.
"Agreement" means this Amended and Restated Operating Agreement as hereafter amended from time to time, including any schedules, exhibits, and appendices of the Agreement.
"Bankrupt Member" means a Common Member who: (i) has become the subject of an Order for Relief under the United States Bankruptcy Code, or (ii) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.
"Capital Account" means the account of a Member which is maintained in accordance with the provisions Section 3.07.
"Certificate of Designation" means that certain Certificate of Designation for Preferred Interest attached to this Agreement as Appendix A, which is incorporated into and made a part of this Agreement. If there is any conflict between the terms of the Certificate of Designation and this Agreement, the terms of the Certificate of Designation will control.
"Code" means the Internal Revenue Code of 1986, as amended and any successor thereto. Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.
"Company" means Foxtail Hollow, LLC, a Minnesota limited liability company.
"Dissociation" means any action which causes a Person to cease to be Common Member as described in Article VII.
"Dissociated Member" means a Person who has ceased to be a Common Member as a result of Dissociation in Article VII.
"Distribution" means the distributions to the Members of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.
"Manager" shall mean, initially, Foxtail Hollow Development, LLC, a Minnesota limited liability company, and any successor appointed in accordance with this Agreement (including the Certificate of Designation).
"Membership Interest" means all right, title, and interest of a Member in the Company, including the Member's interest in the capital, income, gain, deductions, loss, and credits of the Company, all as provided in this Agreement and the Act.
"Net Income" and "Net Losses" means the profits and losses of the Company, as the case may be, as determined for federal income tax purposes as of the close of the fiscal years of the Company.
"Percentage Interest" means, with respect to a Member, the portion of the Company's outstanding Membership Interests owned by the Member, expressed as a percentage.
"Permitted Transferees" means another Member or a trust established for the benefit of any Member or his or her immediate family members, the trustee of which is the transferring Member or a transfer back from such trust to the Member that established or granted such trust.
"Person" means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust, or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council, or committee), corporation, custodian, nominee, or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.
"Property" means any tangible property, real or personal, including money and any legal or equitable interest in such property owned by the Company.
"Remaining Members" means in the event of the Dissociation of a Member, all of the Members at the time of such Dissociation other than the Member who is being or has been

Dissociated. In the event of a Member who has any potential conflict of interest or transaction with the Dissociated Member or the Company only, the Members not having the potential conflict of interest or not participating in the transaction shall have the status of a Remaining Member and the right to vote as Remaining Members.
"Treasury Regulations" means the final and temporary regulations promulgated by the
U.S. Department of the Treasury with respect to the Code, as amended.
"Surplus Cash" means all cash and other liquid assets retained by the Company and remaining at the close of the fiscal year in excess of the Company's liabilities, expenses, charges, costs, and such reserves as the Manager may deem necessary.
ARTICLE II MEMBERSHIP INTERESTS

Section 2.01 Membership Interests and Authority to Additional Membership Interests. The names of the Members and their respective Membership Interests are reflected on Schedule A, which is attached hereto and incorporated by reference. The contributions of the Members are reflected in the books and records of the Company. No additional contributions shall be accepted and no Membership interests granted by the Company without the consent of the Manager. Upon such consent and the issuance of additional Membership Interests, Schedule A shall be appropriately amended.
Section 2.02 Terms of Membership Interests. Except as set forth in Schedule A and the Certificate of Designation, the Membership Interests are ordinary Membership Interests of one class, without series, and shall have the rights provided by law, subject to any statement in this Agreement of the specific rights or terms of such Membership Interests.
Section 2.03 Allocation of Net Income and Net Losses. Net Income and Net Losses shall be allocated annually among the Members based on their Percentage Interest as reflected on Schedule A.
Section 2.04 Operating Distributions. Except for Liquidating Distributions pursuant to Section 2.05, the Manager shall annually distribute Surplus Cash to the Members based on their Percentage Interests as reflected on Schedule A in an amount equal to the Surplus Cash to the extent such a distribution is legally permitted. The Manager shall distribute to the Members annually the Company's excess cash available after payment of all the Company's operating expenses and debt service and reasonable reserves determined by the Manager amounts least sufficient to fund the income tax obligations of the Members assuming the highest industry income tax rates.
Section 2.05 Liquidating Distributions. Cash and property available for distribution to the Members upon a liquidation of the Company's assets will be distributed as provided in Section 4.03.
Section 2.06 Voting. Members shall be entitled to vote on all matters in proportion to their Percentage Interests as set forth on Schedule A.
Section 2.07 Capital Accounts. A Capital Account shall be established for each Member and shall be maintained in accordance with Treasury Regulations Section 1.704-1(b). Any Member who shall receive any Membership interest in the Company or whose Membership

Interest shall be increased by means of the transfer to such Member of any financial interest in the Company from another Member shall have a Capital Account that has been appropriately adjusted to reflect such transfer. No interest shall be paid by the Company on capital contributions or on balances in Members' Capital Accounts.
Section 2.08 Additional Capital Contributions. No Member shall have any obligation to make additional capital contributions to the Company or to fund, advance, or loan monies which may be necessary to pay deficits, if any, incurred by the Company during the term hereof. Members may make loans to the Company from time to time, as authorized by the Manager. Any payment or transfer accepted by the Company from a Member which is not a capital contribution complying with Section 2.01 shall be deemed a loan and shall neither be treated as a contribution to the capital of the Company for any purpose hereunder, nor entitle such Member (as such) to any increase in such Member's Percentage Interest. Any such loan shall be subordinated to the Preferred Interest as provided in the Certificate of Designation and shall be repaid at such times and with such interest (at rates not to exceed the maximum permitted by the law) as the Manager and the lending Member shall reasonably agree.
ARTICLE III TAX MATTERS
Section 3.01 Tax Characterization and Returns. The Members acknowledge that the Company will be treated as a "partnership" for tax purposes. Within 90 days after the end of each fiscal year, the Manager will cause to be delivered to each Person who was a member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information ) returns, including a statement showing each Member's share of income, gain or loss and credits for such fiscal year for federal or state income tax purposes.
Section 3.02 Accounting Decisions. All decisions as to accounting matters shall be made by the Manager in its sole discretion. The Company, at the sole discretion of the Manager, also may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in Section 754 of the Code to adjust the basis of Company property.
Section 3.03 Partnership Representative.
(a) The Treasurer is designated to act as the partnership representative of the Company pursuant to Code section 6223 (the "Partnership Representative") with the authority to act on behalf of the Company under subchapter C of chapter 63 of subtitle F of the Code. The Partnership Representative will be entitled to reimbursement from the Company for costs incurred in performing the duties under this Section 3.03. The Partnership Representative will allocate any tax liability payable (and actually paid) by the Company pursuant to subchapter C of chapter 63 of subtitle F of the Code among the Persons who were Members during any "reviewed year" (as defined in Code section 6225(d)(1)) in a manner consistent with the manner in which income, gain, loss, deduction, and credit was allocated among such Persons for such reviewed year pursuant to the terms of this Agreement, to the greatest extent possible. To the fullest extent permitted by law, each Person who was a Member during any reviewed year will indemnify and hold harmless the Company and the other Members (including other former, current, and future Members, as applicable) from and against any liability for Company-level taxes allocated to such Person under this Section 3.03(b). Each Member or former Member will pay all Company-level tax liabilities in a prompt manner to the Company on written request by the Company. The liability and obligations of each Member under this Section 3.03(b) will survive any transfer of a

Membership Interest by such Member, or such Member otherwise ceasing to be a Member under this Agreement.
(b) The Members must take all actions reasonably requested by the Partnership Representative, including paying any imputed underpayment pursuant to an election under Code section 6226, filing any amended tax returns, and paying any tax due in accordance with Code section 6225(c)(2). Each Member must treat any Company item consistently on all tax returns of the Member with the Company's treatment of the item. Any deficiency for taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and taxes imposed pursuant to Code section 6226) will be paid by the Member and, if required to be paid by the Company, will be recoverable from the Member as provided in Section 3.03(b).
(c) The Partnership Representative will not be liable to the Company or any Member or Person claiming through a Member for any act or omission taken or suffered by the Partnership Representative, as applicable, in such capacity in good faith and in the reasonable belief that such act or omission is in or is not opposed to the best interests of the Company, and the Company must indemnify the Partnership Representative against all claims, liabilities, damages, losses, fees, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated in respect of any claim based upon such act or omission, so long as the act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law.
ARTICLE IV DISSOLUTION
Section 4.01 Events Causing Dissolution. The Company will be dissolved upon the first of the following events to occur: (a) unanimous consent of the Members; or (b) entry of an order by an appropriate court of an order dissolving the Company, as provided under the Act.
Section 4.02 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Manager will take such actions as may be required to wind up, liquidate, and terminate the business and affairs of the Company in accordance with this Agreement and applicable laws, including the Act. In connection with such actions, the Manager may liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company in a prompt manner; apply and distribute the proceeds derived from such liquidation in accordance with the provisions of Section 4.03; and do any other acts authorized by the Manager and in accordance with applicable laws for the purpose of winding up and liquidating the Company.
Section 4.03 Application of Proceeds. Upon the winding up of the Company's affairs, the assets of the Company will be distributed as follows:
(a) First, to creditors, including Members who or which are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company; and
(b) Second, to the Preferred Member to the extent of any as-yet undistributed amounts distributable to the Preferred Member pursuant to Section A-4.2 of the Certificate of Designation;

(c) Third, to Members in proportion to and to the extent of their positive Capital Account balances (but no amount in excess of a Member's positive Capital Account balance).
Section 4.04 Optional Filings. In the winding up of the Company's activities, the Company may execute and file a statement of dissolution or a statement of termination pursuant to the Act.
Section 4.05 Deficiencies. Upon dissolution, each Member will look solely to the assets of the Company for the return of such Member's capital contributions. If the assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the capital contributions of each Member, such Member will have no recourse against any other Member.
ARTICLE V
COMPANY PURPOSES AND RECORDS
Section 5.01 Purposes. The purposes of the Company shall be to (a) acquire, invest in, own, hold, and dispose of property for investment purposes any and all types of investments, including real property; and (b) conduct any business in related or incidental activities, as the Manager determines to be necessary, advisable, convenient, or incidental thereto.
Section 5.02 Books and Records. The Company will maintain at its principal place of business full and accurate books and records, showing all receipts and expenditures, assets and liabilities, tax items, and all other matters required by the Act or determined to be necessary by the Manager. The books and records of the Company will be open to the reasonable inspection and examination of each Member in person or by the Member's duly authorized representative at any time during regular business hours for any purpose reasonably related to the Member's interest as a Member.
Section 5.03 Bank Accounts. The Manager will designate one or more financial institutions and deposit all funds in the name of the Company in such checking and savings accounts, time deposit or certificates of deposit, or other accounts or instruments at such financial institutions. The Manager may appoint one or more Persons to sign any checks, drafts, and withdrawal orders for and on behalf of the Company.
Section 5.04 Business Plan. By signing and entering into this Agreement, the Members have approved the initial Business Plan of the Company, as attached to this Agreement as Schedule B (the "Business Plan").The Manager will devote the resources and spend the time necessary to implement the Business Plan in effect from time to time in a diligent and timely manner. Except as otherwise provided in this Agreement, including the Certificate of Designation, the Manager may modify or amend the Business Plan from time to time, and will submit any modifications and amendments to the Business Plan to the Members for their review.
Section 5.05 Development Budget. By signing and entering into this Agreement, the Members have approved the budget for the Company to develop, improve, and construct improvements to certain real property in accordance with the Business Plan (the "Development Budget"). The initial Development Budget is attached to this Agreement as Schedule C. Except as otherwise provided in this Agreement, including the Certificate of Designation, the Manager may modify or amend the Development Budget from time to time, and will submit any modifications and amendments to the Development Budget to the Members for their review.

Section 5.06 Corporate Transparency Act. In order to comply with applicable laws in effect from time to time applicable to the Company, including the Corporate Transparency Act ("CTA") the Company may be required to obtain, verify, record, and update certain information relating to the beneficial ownership of all Membership Interests. Accordingly, upon the Manager's request, each Member agrees to provide to the Company such identifying information and documentation as the Manager deems necessary or appropriate to permit compliance with such laws. Unless the Manager reasonably determines otherwise, the Manager will limit such request for identifying information of the Preferred Member to the FinCEN identifier for the Preferred Member's investors who would be "beneficial owners" of the Company. Each Member agrees to take any action necessary or appropriate to ensure compliance with such laws and to notify the Company within fifteen (15) days of any change in any information regarding the beneficial ownership previously provided to the Company.
Section 5.07 Confidential Information. Each Member must hold all confidential information of the Company in strictest confidence; and refrain from using any such confidential information except in connection with the Company's business, operations, and affairs.
ARTICLE VI
TRANSFERS OF COMMON MEMBERSHIP INTERESTS
Section 6.01 Transfers Generally. A Common Member may assign the Member's full Membership Interest only if: (a) the assignee is a Permitted Transferee; (b) the Manager consents in writing to such assignment; or (c) the assignment is made pursuant to and in compliance with Section 6.02; and subject to compliance with applicable transfer restrictions in the Certificate of Designation. Unless and until admitted as a Member, an assignee is not entitled to exercise any rights of a Member, including the right to vote, grant approvals, or give consents with respect to the assignor's Membership Interest; the right to require any information or accounting of the Company's business; or the right to inspect the Company's books and records. An assignee will be entitled only to receive the distributions to which the assignor would be entitled, to the extent of the assignee's Membership Interest. An assignee who becomes a Member will have all rights and powers of the assignor and will be subject to the restrictions and liabilities of a Member under this Agreement. Upon admission of an assignee as a Member, the assignor will cease to be a Member to the extent of the assignor's Membership Interest that was transferred to the assignee.
Section 6.02 Rights of First Offer and First Refusal. Subject to compliance with applicable transfer restrictions in the Certificate of Designation, in the event a Common Member (the ("Initiating Member") desires to sell all or any portion of its Membership Interest to a Person other than a Permitted Transferee of such Initiating Member, the Initiating Member shall comply with the provisions below:
(a) The Initiating Member shall first notify the other Members in writing ("Initial Notice"). Said Initial Notice shall set forth the Membership Interest being offered and the proposed sale price for the Membership Interest. Within ten (10) business days of such Initial Notice, the other Members shall respond to the Initiating Member in writing whether or not such other Members wish to proceed with negotiations for the purchase and sale of the Membership Interest as set forth in the Initiating Member's Initial Notice (the "Response Notice"). If any of the other Members is not interested in the purchase of said Membership Interest, its Response Notice shall include a waiver by it of its rights under this Right of First Offer which shall be effective for six (6) months with respect to any purchase agreement entered into by the Initiating Member for its Membership Interest in accordance with this Article VI. In the event another Member is interested in negotiating for the purchase of such Membership Interest as listed in the Initial Notice (an

"Interested Member") the parties shall proceed in good faith with such negotiations for a reasonable period, but in no event to exceed twenty (20) days from the date of the Response Notice. If the parties are unable to reach a satisfactory agreement as to the price at which to sell the Membership Interest and the other economic terms within such time, then either party may then cease discussions by providing five (5) days' written notice to the other party (the "Break-Off Notice"). Upon receipt of a waiver of rights or if the Initiating Member does not timely receive a Response Notice from the other Members as provided in this Article VI or after the negotiations cease pursuant to the foregoing, the Initiating Member shall thereafter be governed by the following procedure(s):
(b) The Initiating Member shall thereafter be free to enter into a purchase agreement with any other Person for the sale of the Membership Interest as identified in the Initial Notice, so long as the resulting purchase agreement is entered into within six (6) months of: (i) the last date when a Response Notice should have been given, if no Response Notice is given, or (ii) receipt of a waiver of rights or (iii) the Break-off Notice, as the case may be (the "Exclusion Period"). If no purchase agreement results within said Exclusion Period, then this Right of First Offer provision shall again be applicable with respect to said Membership Interest. During the Exclusion Period if the Initiating Member does desire to enter into a purchase agreement for the Membership Interest as identified in the Initial Notice and receives a "Bona Fide Offer" that it intends to accept, it must: (y) make such acceptance of the Bona Fide Offer subject to the rights of the other Members as afforded by this Article VII, and (z) give written notice of such Bona Fide Offer together with an executed copy and acceptance thereof to the other Members who shall have ten (10) days from receipt thereof to match the terms of said Bona Fide Offer, including the purchase price, payment terms and closing date (provided if such closing date is less than ninety
(90) days, then the closing date shall be ninety (90) days from the date of the other Members acceptance), by giving written notice to the Initiating Member. If such matching offer is made, the Initiating Member shall be obligated to accept the matching offer and the transaction must close as set forth in the Bona Fide Offer (provided if the closing date is less than ninety (90) days, then the closing date shall be ninety (90) days from the date of the other Members' acceptance). If such matching offer is not made within said ten (10) day period, the Initiating Member is free to sell the Membership Interest on the terms of the Bona Fide Offer to the Bona Fide Offeror, free of the rights under this Article VII of the other Members, and such other Members agree to provide an estoppel acknowledging such fact to the Initiating Member and such Offeror upon request. The failure to provide such an estoppel within ten (10) days shall be deemed a waiver of any rights of the other Members with respect to such Bona Fide Offer; it being further understood that such failure to deliver said estoppel does not confer, infer or provide such other Members with any additional rights. If such matching offer is not made within said ten (10) day period and the Initiating Member thereafter reduces the purchase price or otherwise makes the economic terms of the Bona Fide Offer more favorable to such Offeror, then the Initiating Member must again: (A) make such amended Bona Fide Offer subject to the rights of the other Members as afforded by this paragraph and (B) give written notice of such amended Bona Fide Offer together with an executed copy thereof to the other Members who shall again have ten (10) days from receipt thereof to match the terms of such amended Bona Fide Offer by written notice to the Initiating Member. Failure by such other Members to timely respond to such amended Bona Fide Offer shall be deemed a waiver of any rights of the other Members with respect to such amended Bona Fide Offer and such other Members agree to provide an estoppel acknowledging such fact to the Initiating Member and such Offeror upon request. The failure to provide such an estoppel within ten (10) days shall be deemed a waiver of any rights of the other Members with respect to such amended Bona Fide Offer; it being further understood that such failure to deliver said estoppel does not confer, infer or provide such other Members with any additional rights. For purposes of this Article VII, "Bona Fide Offer" shall mean a letter of intent, an agreed to written proposal or term sheet, executed by a third party that is financially responsible to Initiating Member's reasonable satisfaction (the "Offeror") (and not a broker or other agent) setting forth the purchase price, and financing for payment thereof, schedule for closing and all other economic terms and conditions on which the Offeror is willing and able to purchase the Membership Interest, plus such other terms as may be agreed to between the parties. Such Bona Fide Offer need not be legally binding upon the parties, but if not, it must be subject only to the other Members interests under this Article VII and the entering into of a purchase agreement which will incorporate the economic terms as expressed in the Bona Fide Offer and such other terms as to which the parties agree to negotiate in good faith.
The Initiating Member shall keep the other Members advised of ongoing negotiations and other offers regarding the Membership Interest.
ARTICLE VII DISSOCIATION OF A COMMON MEMBER
Section 7.01 Dissociation. A Person shall cease to be a Common Member upon the happening of any of the following events:
(a) The Common Member's becoming a Bankrupt Member;
(b) In the case of a Common Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);
(c) In the case of a Common Member that is a separate organization other than a corporation, the dissolution and commencement of winding up of the separate organization;
(d) In the case of a Common Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;
(e) In the case of a Common Member that is an individual, the death of such individual; or
(f) All or any portion of a Common Member's interest in the Company is ordered by a court to transfer to another Person who is not already a Member of the Company.
Section 7.02 Purchase of Dissociated Member's Membership Interest. Upon the dissociation of a Common Member, the Manager or, if there is no Manager currently serving, the Remaining Members holding at least fifty percent (50%) or more of the Percentage Interests, as applicable, shall, subject to the provisions of the Act, elect one of the two following provisions:
(a) The Disassociated Member's Membership Interest shall be purchased by the Company for a purchase price equal to the aggregate fair market value of that Member's Membership Interest determined according to the provisions of Sections 7.03 and 7.06. The purchase price of such Membership Interest shall be paid by the Company to the Dissociated Member in cash within sixty (60) days of determination of the aggregate fair market value or, at the Company's option, 50% of the purchase price shall be paid in cash by such date and the balance of said debt may be evidenced by a promissory note bearing interest at the greater of the Prime Rate in effect on the date of the event triggering the change of status from a Common

Member to a Disassociated Member or 4% per annum ("Purchase Note"). The Purchase Note shall be due and payable in sixty (60) equal blended installments of principal and interest sufficient to fully amortize such balance over such thirty-six (36) month period. The entire unpaid principal balance and all accrued interest on the Purchase Note shall be due and payable in full upon the earlier of the fifth anniversary of the date of such Purchase Note or the sale or other Disposition of all of the Property; or
(b) During the period of 20 days following the 60-day period referred to in Section 7.02(a), the other Members may elect to purchase any Disassociated Member's Membership Interest which were not purchased by the Company on the terms of sale set forth in Section 7.02(a). Each such Member shall have the right to purchase such portion of the remaining Disassociated Member's Membership Interests as the Membership Interest owned by him or her or it at such date bears to the total Membership Interest owned by all Members (excluding the Disassociated Member). If any such Member does not purchase his or her or its proportion of the Membership Interest available for purchase, the balance of such Membership Interest may be purchased within an additional 20-day period by the other Members on a continuing proportionate basis (excluding the Disassociated Member, all Members who did not elect to purchase their proportion of available Disassociated Membership Interest).
Until the purchase by the Company or other Members as provided in this Article VII, the Dissociated Member, or assignee of the Dissociated Member's Membership Interest, shall hold the Dissociated Member's Membership Interest as an assignee, with the rights described in Section 6.01.
Section 7.03 Purchase Price of Dissociated Member's Membership Interest. The fair market value of a Dissociated Member's Membership Interest purchased by the Company pursuant to Section 7.02(a) or the Remaining Members pursuant to Section 7.02(c) shall be determined by agreement between the Dissociated Member (or the assignee of the Dissociated Member's Membership Interest, as the case may be) and the Company, which agreement is subject to approval by the Manager or, if there is no Manager currently serving, the Remaining Members holding at least fifty percent (50%) or more of the Percentage Interests, as applicable. For this purpose, the fair market value of the Dissociated Member's Membership Interest shall be computed as the amount which could reasonably be expected to be realized by such Dissociated Member upon the sale of the Company property in the ordinary course of business at the time of Dissociation. If the Dissociated Member (or the assignee of the Dissociated Member's Membership Interest, as the case may be) and the Company cannot agree upon the fair market value of such Membership Interest within thirty (30) days, the fair market value thereof shall be determined by appraisal, the Company and the Dissociated Member each to choose one appraiser and the two appraisers so chosen to choose a third appraiser. The decision of a majority of the appraisers as to the fair market value of such Membership Interest shall be final and binding and may be enforced by legal proceedings. The Dissociated Member and the Company shall each compensate the appraiser appointed by it and the compensation of the third appraiser shall be borne equally by such parties.
Section 7.04 Damages. The provision set forth herein shall not affect any claim for damages the Company may have against the Dissociated Member if such Dissociation is in violation of this Agreement. The Company shall have the right to offset any payments due under this Article VIII by any damages that the Company may incur as a result of a Dissociation of a Member in contravention of this Agreement.

Section 7.05 Exception for Single Member Company. Notwithstanding any other provision of the Agreement, on the Dissociation of the Member where, at any time, there is only one Member of the Company, the Person succeeding to the Member's Membership Interest as a result of such Dissociation shall become a Common Member without further action on the part of the transferee, the Company or the Member.
Section 7.06 General Procedures. The appraisal process set forth in Section 7.03 shall be governed by the following:
(a) All appraisers shall be knowledgeable about and have no less than ten (10) years' experience in the metropolitan area market rate, including the Minneapolis/St. Paul area, and no appraiser shall have a Disqualifying Interest. A "Diqualifying Interest" shall mean a Person who has a direct or indirect financial or other business interest in or in common with any of the Members of the Company. If a third appraiser is required and the two appraisers are unable to agree on a third appraiser within ten (10) days after the requirement of a third appraiser is required herein (or if a second appraiser is not appointed as required herein, then within ten (10) days after the appointment of the first appraiser), then such third appraiser or second appraiser whose appointment was not made shall be appointed by the chief judge or acting chief judge of the Fourth Judicial District Court Hennepin County, MN Division. Each appraiser shall be required to prepare its appraisal report within thirty (30) days of its appointment hereunder.
(b) In valuing a Common Member's Membership Interest, such interest shall be determined based upon first obtaining the valuation of all the assets owned by the Company less the amount of all mortgage and other liens payable to any other Person (the "Asset Value") and then the Purchase Price of the Member's Membership Interest shall be equal to the said Member's then present Percentage Interest times the Asset Value. Cash, reserves, escrows or other deposits ("Cash Equivalents") belonging to and retained by the Company shall not be included in the Asset Value or in valuing the Property. Such Cash Equivalent assets shall be treated as set forth in Section 7.06(c).
(c) When the purchase price (including the Appraised Price) of a Member's Membership Interest has been agreed to, or the Property is being sold to a Member, the parties shall, at the closing of the sale of such assets, prorate income and expenses of the Property (as well as all other normal and customary prorations made in connection with the sale of real property) to the date of closing and make appropriate adjustments; and all Cash Equivalents shall be liquidated and distributed to the Members or otherwise appropriately adjusted between the parties. In the case of a sale of a Member's Membership Interest, the forgoing prorations and adjustments shall be made the same as if the asset being sold was the Property.
ARTICLE VIII
POWERS AND DUTIES OF MANAGER

Section 8.01 Management and Control. The Company is a "manager-managed limited liability company," as defined and used in the Act, and the sole initial "manager," as defined and used in the Act, is Foxtail Hollow Development, LLC, a Minnesota limited liability company. Unless the approval by the Members is expressly and specifically required by the terms of this Agreement, the business and affairs of the Company shall be managed exclusively by and under the direction of the Manager, and the Manager takes all actions and decides all matters relating to the business, activities, and affairs of the Company.

Section 8.02 Term of Manager. Each Manager shall serve until the earlier of: (i) the resignation of such Person; (ii) the removal of such Person for gross negligence, self-dealing, embezzlement or material breach of this Agreement by all other Members; or (iii) the removal or replacement of the Manager by the Preferred Member in accordance with the Certificate of Designation.
Section 8.03 Authority of Members to Bind the Company. Only the Manager shall have the authority to bind the Company. No Member who is not either a Manager or otherwise authorized as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Subject to the provisions of Section 8.05, the Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation, instituting, prosecuting and defending any proceeding in the Company's name, entering into, and renewing or modifying property management and leasing agreements, leasing or selling the Company's Property or portions thereof, entering into contracts and guaranties and incurring liabilities.
Section 8.04 Limitation of Authority. Notwithstanding any other provisions of this Agreement (other than the Certificate of Designation) to the contrary, an affirmative vote of all Members is required, before such actions may be deemed approved, for the following actions if taken prior to Preferred Member exercising its Step-Through Rights under the Certificate of Designation:

 (a) Dissolving or terminating the Company;

assets; (b) Selling, refinancing, or leasing of all or substantially all of the Company's

Company; (c) Allowing any creditor to enter a confession of judgment against the
 (d) Filing of a petition for relief in bankruptcy;
 (e) Amending this Agreement other than for technical reasons;
 (f) Acquiring any other business or entity;
 (g) Incurring or guaranteeing any indebtedness for borrowed money;
 (h) Granting any security interest on the Company's assets or creating any lien or encumbrance on any of the Company's properties other than with respect to that certain Construction Loan Agreement dated as of the date of this Agreement, by and between the Company and Minnwest Bank, and the related Loan Documents (as defined therein).
Section 8.05 Actions of the Manager. The Manager may take or approve any action without a meeting, without prior notice, and without a vote, if consented to or approved in writing, by electronic communication or by any other means permitted by law.

Section 8.06 Standards of Conduct.
(a) Acknowledgment. EACH MEMBER HAS BEEN ADVISED BY COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT, AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 8.06 IS NOT MANIFESTLY UNREASONABLE.
(b) Duty of Care. The Manager's duty of care in the conduct and winding up of the Company's activities is limited to refraining from engaging in intentional misconduct or knowing violation of law.
(c) Duty of Loyalty. The Manager's duty of loyalty is eliminated to the fullest extent provided in the Act, including section 322C.0110, subdivision 4 of the Act. In furtherance of the foregoing, and not in limitation, the Manager has no duty to: (i) account to the Company and hold as trustee for it any property, profit, or benefit derived by the Manager in the conduct or winding up of the Company's activities, from a use by the Manager of the Company's property, or from the appropriation of an opportunity of the Company; (ii) refrain from dealing with the Company in the conduct or winding up of the Company's activities as or on behalf of a Person having an interest adverse to the Company; and (iii) refrain from competing with the Company in the conduct of the Company's activities before the dissolution of the Company.
(d) Prescribing Standards of Good Faith and Fair Dealing. The Manager and Members will exercise their rights and discharge their duties under this Agreement and the Act in a manner consistent with the contractual obligation of good faith and fair dealing, including by acting in a manner that is honest, fair, and reasonable. Any right exercised or duty discharged by the Manager or the Members pursuant to the written advice of the Company's attorneys, accountants, investment bankers, appraisers, or other professional advisors will be deemed to satisfy their contractual obligation.
(e) Exculpation. Except for (i) a breach of the duty of loyalty, as modified under this Section 8.06; (ii) a financial benefit received by the Manager to which the Manager is not entitled; (iii) a breach of a duty relating to improper distributions under the Act; (iv) intentional infliction of harm on the Company or a Member; or (v) an intentional violation of criminal law, the Manager's liability to the Company or the Members for money damages is eliminated. Any repeal of this Section 8.06 as a matter of law or any modification of this Section 8.06 by the Members will be only prospective and will not adversely affect any limitation on the personal liability of the Manager existing at the time of such repeal or modification.
Section 8.07 Delegation of Authority. The Manager may elect or appoint one or more natural persons to serve as "Officers" and delegate to those natural persons any of the Manager's powers under this Agreement. The Manager may revoke any delegation at any time. The same person may hold any number of offices with the Company. Officers will not be "managers" of the Company, as defined and used in the Act, and will only have the powers expressly delegated to them by the Manager. Each Officer will hold office until a successor has been appointed or elected by the Manager or until such Officer's prior death, resignation, or removal from office. The Manager may fix the salaries of the Officers. Except as may be amended from time to time by the Manager, the Officers will have the duties and responsibilities set forth on Schedule D attached to this Agreement.

Section 8.08 No Employment Rights. This Agreement does not, and is not intended to, confer upon any Officer or other agent of the Company any rights with respect to any employment by the Company. This Agreement does not create any expectations of employment by the Company, and nothing in this Agreement should be construed to have created any employment agreement with any Officer or agent of the Company.
Section 8.09 Reliance by Third Parties. Third parties dealing with the Company may rely conclusively upon any certificate of the Manager to the effect that the Manager (or its designee) is acting on behalf of the Company. Subject to the provisions of this Agreement, any Officer of other authorized Person of the Manager, will be deemed to be an authorized Person with full power and authority to execute agreements or other documents on behalf of the Company, provided that such execution will have been authorized by the Manager to the extend required by this Article VIII and the other provisions of this Agreement.
ARTICLE IX AMENDMENTS
Section 9.01 Amendment of Agreement. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing signed by all Members.
ARTICLE X MISCELLANEOUS

Section 10.01 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Minnesota.
Section 10.02 Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Members, and their respective distributees, successors and assigns.
Section 10.03 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never been comprised as part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and legal, valid, and enforceable.
Section 10.04 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.
Section 10.05 Additional Documents and Acts. Each Member agrees to execute and deliver such additional acts as may be necessary or to file and make effective the existence of the Company appropriate to effectuate, carry out and perform all of terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.
Section 10.06 No Third-Party Beneficiary. This Agreement is made solely and specifically among and for the benefit hereto, and their respective successors and assigns, and no other Person will have any rights, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.
Section 10.07 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in the Company's Required Records. Any Member of the Company may, at any time by giving 5 days prior notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.
Section 10.08 Title to the Property. Except indirectly by virtue of such Member's ownership of a Membership Interest, no Member has any ownership interest or rights in any assets of the Company, including any right to any specific assets upon the liquidation of or any distribution from the Company.
Section 10.09 Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to its subject matter and supersedes all prior agreements with respect to each Member's Membership Interest in the Company and any discussions and negotiations among the parties in drafting this Agreement. In addition, this Agreement, including any schedules, exhibits, and appendices to this Agreement, as amended from time to time, represents the Company's sole operating agreement for purposes of the Act. At no time will any operating agreement be created by oral or implied means. The provisions of this Agreement supersede any provisions of the Act, now and in the future, that are inconsistent or conflict with the provisions of this Agreement, to the maximum extent permitted by law.
Section 10.10 Legal Representation. Each Member understands and acknowledges that Felhaber Larson has acted, and is acting, as counsel to the Company in connection with the drafting of this Agreement. Felhaber Larson has represented and currently represents one or more Members or one or more affiliates of the Members, including the Company, and may continue to represent such Persons from time to time. The Members and the Company expressly waive any conflict that may arise by virtue of such representation. Each Member represents that the Member has reviewed this Agreement with counsel of the Member's choice or had the opportunity to do so. The Members further agree that the provisions of this Agreement should not be strictly construed adversely to any Member, solely by reason of such Member's role in drafting this Agreement. Each Member understands and acknowledges that Felhaber Larson has acted, and is acting, as counsel to the Company in connection with the drafting of this Agreement. Each Member represents that the Member has reviewed this Agreement with counsel of the Member's choice or had the opportunity to do so.
Section 10.11 Interpretation. In this Agreement: (a) the headings are only for convenience of reference and will not affect the meaning or interpretation of this Agreement; (b) the words "herein," "hereunder," "hereby," and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated to the contrary in this Agreement, reference to any law means such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (e) the words "including," "include," and variations thereof are deemed to be followed by the words "without limitation and without limiting the generality of the foregoing"; (f) "or" is used in the sense of "and/or," "any" is used in the sense of "any and all," and "with respect to" any item includes the concept "of" such item or "under" such item or any similar relationship regarding such item; (g) unless expressly stated to the contrary in this Agreement, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule, or other attachment thereto; and (h) unless expressly stated to the contrary in this Agreement, reference to a Section is to a section of this Agreement.
Section 10.12 Electronic Transactions. To the fullest extent permitted by applicable law, as from time to time amended, the Company will give effect to electronic transmission as the equivalent to physical means, permit participation by remote communication, allow for transactions to be conducted by electronic means, and authorize the use of electronic signatures and the retention of electronic records. "Electronic Transmission" means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases, which creates a record that may be retained, retrieved, and reviewed by a recipient, and that may be directly reproduced in paper form through an automated process. "Electronic Signature" means an electronic sound, symbol, or process attached to or logically associated with a record and executed or adopted by a Person with the intent to sign the record. "Electronic record" means a record created, generated, sent, communicated, received, or stored by electronic means, so long as the record accurately reflects the information set forth in the record after it was first generated in its final form as an electronic record and remains accessible for later reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement, effective on the date set forth above.

THE MEMBERS:

AVP FT HOLLOW LLC,
a Colorado limited liability company
By: Armada Venture Partners LLC,
a Colorado limited liability company Its: Manager

By:
N me: Jacob Meilach
Title: Partner

FOXTAIL HOLLOW DEVELOPMENT, LLC,
a Minnesota limited liability company

By:  Name: J. Michael Waldo
Title: Managing Member

AUOR CAPITAL FUND V LLC,
a Minnesota limited liability company

By:  Name: Carl Kaeding
Title: Principal

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SCHEDULE A
SCHEDULE OF MEMBERS

Member Class of Interest Percentage Interest
AVP FT Hollow LLC
1550 Larimer Street, Suite 634
Denver, CO 80202 Preferred 58.5207%
Foxtail Hollow Development, LLC
7500 West 78th Street Edina, MN 55439 Common 15.5547%
Auor Capital Fund V LLC
7900 International Drive, Suite 910
Bloomington, MN 55425 Common 25.9246%
TOTAL: 100.0000%

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